Exhibit 23 (m)(v) under N-1A
                                                     Exhibit 1 under 601/Reg S-K
                                       EXHIBIT J
                                        to the
                                   Distribution Plan
                        Federated Fixed Income Securities, Inc.
                          Federated Municipal Ultrashort Fund
                             Institutional Service Shares

     This Distribution Plan is adopted by Federated Fixed Income Securities, Inc. with respect to the Class of Shares of the portfolio of the Corporation set forth above.

         In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Institutional Service Shares of Federated Municipal Ultrashort Fund held during the month.

         Witness the due execution hereof this 1st day of September, 2000.

                                    Federated Fixed Income Securities, Inc.


                                    By:  /S/ J. CHRISTOPHER DONAHUE
                                       ---------------------------------
                                    Name:  J. Christopher Donahue
                                    Title:  Executive Vice President